                                                                    Exhibit 4.8
                      ____________________________________

                                 FPA CORPORATION

                               ___________________


                                   $2,000,000
                               Variable Rate Note
                             due September 30, 2000


                               ___________________


                             NOTE PURCHASE AGREEMENT

                               ___________________


                           Dated as of August 1, 1996


                      ____________________________________

                                TABLE OF CONTENTS

                                                                           Page


 1.       Authorization of Notes.........................................    1

 2.       Issuance of Notes..............................................    2

 3.       Closing........................................................    2

 4.       Conditions to Closing..........................................    2
          4.1      Representations and Warranties........................    2
          4.2      Performance; No Default...............................    2
          4.3      Compliance Certificate................................    2
          4.4      Proceedings and Documents.............................    2

 5.       Representations and Warranties, etc............................    3
          5.1      Organization, Qualification Standing, etc.............    3
          5.2      Authorization, Execution and Delivery.................    3
          5.3      Tax Returns and Payments..............................    4
          5.4      Litigation, etc.......................................    4
          5.5      Compliance with Other Instruments, etc................    4
          5.6      Governmental Consent..................................    5
          5.7      Offer of Notes........................................    5
          5.8      Federal Reserve Regulations...........................    5
          5.9      Investment Company Act................................    5
          5.10     Public Utility Holding Company Act....................    5
          5.11     Authorization of Sale.................................    6
          5.12     ERISA.................................................    6

 6.       Representations and Warranties of Purchaser....................    6
          6.1      Investment Representations............................    6
          6.2      No Contrary Knowledge.................................    6

 7.       Accounting, Financial Statements and Other Information.........    7

 8.       Inspection.....................................................    8

 9.       Payment and Prepayment of Notes................................    8
          9.1      Optional and Required Prepayments.....................    8
          9.2      Maturity; Surrender, etc..............................    8

10.       Business and Financial Covenants...............................    9
          10.1     Payment of Principal and Interest.....................    9
          10.2     Maintenance of Office or Agency.......................    9
          10.3     Corporate Existence...................................    9
          10.4     Payment of Taxes and Other Claims.....................    9
          10.5     Maintenance of Properties; Insurance..................   10
          10.6     Waiver of Covenants...................................   10
          10.7     Company May Consolidate, etc., Only on Certain
                   Terms.................................................   10

          10.8     Effect of Consolidation, etc..........................   11

11.       Registration, Transfer and Substitution of Notes...............   11
          11.1     Note Register; Ownership of Registered Notes..........   11
          11.2     Transfer and Exchange of Notes........................   12
          11.3     Replacement of Notes..................................   12

12.       Payments on Notes..............................................   12
          12.1     Place of Payment......................................   12
          12.2     Home Office Payment...................................   13

13.       Events of Default: Acceleration................................   13
          13.1     Events of Default.....................................   13
          13.2     Remedies Upon Default.................................   14

14.       Enforcement....................................................   15

15.       Definitions....................................................   16

16.       Expenses, etc..................................................   20

17.       Survival of Representations and Warranties.....................   20

18.       Amendments and Waivers.........................................   21

19.       Notices, etc...................................................   21

20.       Effectiveness..................................................   22

21.       Miscellaneous..................................................   22

Exhibits

         I.  Form of $2,000,000 Variable Rate Note due September 30,
             2000

                                 FPA CORPORATION
                              One Greenwood Square
                              3333 West Street Road
                                    Suite 101
                               Bensalem, PA 19020
                       __________________________________

                             Note Purchase Agreement
                       __________________________________

                          $2,000,000 Variable Rate Note
                             due September 30, 2000


                                                            As of August 1, 1996

Jeffrey P. Orleans
Chairman and Chief Executive Officer
FPA Corporation
One Greenwood Square
3333 West Street Road
Suite 101
Bensalem, PA  19020

Dear Sir:

         FPA Corporation, a Delaware corporation (the "Company"), agrees with you as follows:

         1. Authorization of Notes. The Company will authorize the issue and delivery of its $2,000,000 Variable Rate Note due September 30, 2000 (the "VR Note," the "Note" or the "Notes," such term to include any such Notes issued in substitution therefor pursuant to Section 11 hereof). The VR Note shall be in substantially the form of Exhibit I hereto, with such changes therein, if any, as may be approved by you and the Company. Certain capitalized terms used in this Agreement are defined in Section 15. References to an "Exhibit" are, unless otherwise specified, to one of the Exhibits attached to this Agreement.

         2. Issuance of Notes. In exchange for the payment of cash in the amount of $2,000,000 (the "Cash Consideration"), the Company will issue and deliver to you and, subject to the terms and conditions of this Agreement, you will acquire from the Company, the VR Note.

         3. Closing. The delivery and issue of Notes by the Company to you shall take place at the offices of the Company, at the address noted above, at 10:00 a.m., local time, September 3, 1996 or on such other business day as may be agreed upon by the Company and you, but in no event later than December 31, 1996 (the "Closing"). Subject to and upon the terms and conditions set forth herein, at the Closing the Company will deliver to you the VR Note, dated the date of such Closing and registered in your name, against delivery by you to the Company or its order of the Cash Consideration in the amount specified in Section 2 hereof. If, at the Closing, the Company shall fail to tender the VR Note to you as provided above in this Section 3, or any of the conditions to be performed by the Company specified in Section 4 shall not have been fulfilled to your reasonable satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

         4. Conditions to Closing. (A) Your obligation to deliver the Cash Consideration for the VR Note to be issued and delivered to you at the Closing, and to complete the Closing, is subject to the fulfillment to your reasonable satisfaction, prior to or at such Closing, of the following conditions:

            4.1 Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be correct in all material respects when made and at the time of such Closing.

            4.2 Performance; No Default. The Company shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at such Closing and at the time of such Closing no Event of Default shall have occurred and be continuing.

            4.3 Compliance Certificate. The Company shall have delivered to you or your Counsel an Officers' Certificate, dated the date of such Closing, certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

            4.4 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to you, and you shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

            (B) The Company's obligation to deliver the VR Note at the Closing and to complete the Closing is subject to your performance and compliance in all material respects with the agreements and conditions contained in this Agreement required to be performed by you prior to or at such Closing.

         5. Representations and Warranties, etc. The Company represents and warrants that:

            5.1 Organization, Qualification Standing, etc. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and the Company has all requisite corporate power and authority to enter into this Agreement, to issue and deliver the Notes in exchange for the Note Consideration and the Cash Consideration, and to carry out the terms of this Agreement and the Notes. Each of the Company and its Subsidiaries is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction (other than the jurisdiction of its incorporation) in which the nature of its activities or the character of the properties it owns, leases or operates makes such qualification necessary and in which the failure so to qualify would have a materially adverse effect on the business of the Company and its Subsidiaries taken as a whole. The current capitalization of the Company is as follows:

            Preferred Stock, par value $1.00 per share; 500,000 shares authorized; 100,000 shares of Series C Preferred Stock authorized.

            Common Stock, par value $.10 per share; 20,000,000 shares
              authorized; 12,698,131 shares issued; 11,695,618 shares outstanding and 1,002,513 held as treasury stock.

            5.2 Authorization, Execution and Delivery. The execution and delivery of this Agreement and the VR Note by the Company has been duly authorized by all necessary corporate action on behalf of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, the Notes, and the transactions contemplated hereby and thereby and this Agreement is (and, upon issuance, the VR Note will be) enforceable against the Company in accordance with its terms except as limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by equitable principles of general applicability.

            5.3 Tax Returns and Payments. The Company and each of its Subsidiaries have filed all tax returns required by law to be filed by them and have paid all taxes, assessments and other governmental charges levied upon them and any of their respective properties, assets, income or franchises which are due and payable, other than those presently payable without penalty or interest. The charges, accruals and reserves on the books of the Company and set forth on the regularly-prepared balance sheets of the Company in respect of Federal and state income and business and occupation taxes for all fiscal periods are adequate in the opinion of the Company, and the Company knows, after making due inquiry and reasonable investigation, of no unpaid assessment for additional Federal or state income or business and occupation taxes for any period or any basis for any such assessment for which adequate provision has not been made in its accounts or in such balance sheet.

            5.4 Litigation, etc. Except as described in the Company's 1995 Report on Form 10-K or as set forth on Schedule 5.4 hereto, there is no action, investigation or proceeding pending or threatened (or any basis therefor known to the Company) which questions the validity of this Agreement or the VR Note or any action taken or to be taken pursuant to this Agreement or the VR Note, or which might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs, condition, properties or assets of the Company and its Subsidiaries taken as a whole or in any material liability on the part of the Company and such Subsidiaries taken as a whole.

            5.5  Compliance with Other Instruments, etc. Except as set forth on
Schedule 5.5 hereto, (i) neither the Company nor any of its Subsidiaries is in violation of any term of its certificate or articles of incorporation or by-laws, (ii) neither the Company nor any of its Subsidiaries is in material violation of any term of any material agreement or instrument respecting indebtedness for borrowed money to which it is a party or by which it is bound, and (iii) neither the Company nor any of its Subsidiaries is in violation of any term of any applicable law, statute, ordinance, license, franchise, rule or regulation of any governmental authority or any term of any applicable order, judgment or decree of any court, arbitrator or governmental authority (including, without limitation, any law, ordinance, rule, regulation or order relating to environmental or occupational health or safety standards and controls, consumer protection or equal employment practices) applicable to the Company or any Subsidiary, the consequences of which violation described in
(iii) above might have a material adverse effect on the business, operations, affairs, condition, properties or assets of the Company and its Subsidiaries taken as a whole; and the execution, delivery and performance of this Agreement and the Notes will not result in any violation of or be in conflict with or constitute a default under any term of any item referred to in this Section 5.5 or result in the creation of (or impose any obligation on the Company or any Subsidiary to create) any lien, pledge, security interest or other encumbrance upon any of the properties or assets of the Company or any Subsidiary pursuant to any such term.

            5.6 Governmental Consent. No consent, approval or authorization of, or declaration or filing with, any governmental authority on the part of the Company or any Subsidiary is required for the valid execution, delivery or performance of this Agreement and the Notes, or the continued conduct by the Company or any Subsidiary of its businesses as now conducted or as proposed to be conducted as described in the 1995 Form 10-K.

            5.7 Offer of Notes. The Company has not directly or indirectly offered the VR Note or any part thereof for sale to, or solicited any offer to buy, any of the same from, or otherwise approached or negotiated in respect thereof with, anyone other than you.

            5.8 Federal Reserve Regulations. Neither the Company nor any Subsidiary will, directly or indirectly, use any of the proceeds of the issuance of the VR Note for the purpose of purchasing or carrying any "margin security" within the meaning of Regulation G of the Board of Governors of the Federal Reserve System (12 C.F.R. 207, as amended), or otherwise take or permit to be taken any action which would result in the issuance and delivery of the VR Note or the carrying out of any of the other transactions contemplated hereby, being violative of such Regulation G or of Regulation T (12 C.F.R. 220, as amended) or of Regulation X (12 C.F.R. 224, as amended) or any other regulation of such Board. To your knowledge, no Indebtedness being reduced or retired out of the proceeds of the issuance of the Notes was incurred for the purpose of purchasing or carrying any "margin security" within the meaning of such Regulation G, and the Company does not own and does not have any present intention of acquiring any such margin security.

            5.9 Investment Company Act. Neither the Company nor any Subsidiary is an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

            5.10 Public Utility Holding Company Act. Neither the Company nor any Subsidiary is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

            5.11 Authorization of Sale. The sale of the VR Note and compliance by the Company with all of the provisions of this Agreement and the VR Note are within the corporate powers of the Company and have been duly authorized by all requisite corporate action on the part of the Company.

            5.12 ERISA. The consummation of the transactions provided for in this Agreement and compliance by the Company with the provisions hereof and of the VR Note issued hereunder will not involve any prohibited transaction within the meaning of the Employee Retirement Income Security Act of 1974 ("ERISA") or
Section 4975 of the Internal Revenue Code. No "employee pension benefit plans," as defined in ERISA ("Plans"), maintained by the Company or any Person which is under common control with the Company within the meaning of Section 4001(b) of ERISA, nor any trusts created thereunder, have incurred any "accumulated funding deficiency" as defined in Section 302 of ERISA.

         6. Representations and Warranties of Purchaser. You hereby represent and warrant to the Company as follows:

            6.1 Investment Representations. You acknowledge that the VR Note has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and that the VR Note is being issued to you pursuant to an exemption from registration contained in the Securities Act based in part upon your representations and covenants contained in this Section. You are acquiring the VR Note solely for your own account and with no intention of distributing or reselling said securities or any part thereof, or interest therein, in any transaction which would be in violation of the securities laws of the United States or any state thereof. You are an "accredited investor" (as such term is defined in Rule 501 of Regulation D under the Securities Act). You acknowledge and agree that (i) the VR Note is subject to limitations on transferability under the Securities Act and applicable state securities laws, (ii) the Company has no obligation to effect registration of the VR Note under the Securities Act or any applicable state securities laws or otherwise to comply with any requirements necessary for transfer or assignment of the VR Note to be exempt from such registration, and (iii) no transfer of the Notes shall be effected unless an Opinion of Counsel acceptable to the Company shall be delivered to the Company to the effect that such contemplated transfer may be effected without registration under the Securities Act and any applicable state securities laws.

            6.2 No Contrary Knowledge. You are the Chief Executive Officer of the Company and have no knowledge that any of the representations and warranties of the Company set forth in Section 5 hereof are not correct.

         7. Accounting, Financial Statements and Other Information. The Company will maintain and cause its Subsidiaries to maintain, a system of accounting established and administered in accordance with generally accepted accounting principles, and will set aside on its books, and will cause each of its Subsidiaries to set aside on its books, all such proper reserves as shall be required by generally accepted accounting principles. At any time the Company is not required to file reports with the Commission pursuant to Section 13 of the Exchange Act, the Company will deliver to you, so long as you shall be the holder of the VR Note:

            (a) within 60 days after the end of each of the first three quarterly fiscal periods in each fiscal year of the Company, consolidated balance sheets of the Company and its Subsidiaries as at the end of such period and the related consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for such period and (in the case of the second and third quarterly periods) for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the consolidated figures for the corresponding periods of the previous fiscal year (except for the comparative balance sheet which is as of the end of the immediately preceding fiscal year), all in reasonable detail and certified as complete by a principal financial officer of the Company; it being understood that delivery to Purchaser of a copy of the Form 10-Q for the respective fiscal period as filed with the Commission shall fulfill the obligations of the Company with respect to this subdivision (a);

            (b) within 120 days after the end of each fiscal year of the Company, consolidated balance sheets of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the consolidated figures for the previous fiscal year, all in reasonable detail and accompanied by a report thereon of Price Waterhouse or other independent certified public accountants of recognized national standing selected by the Company, so long as you or your nominee shall be the holder of any of the Notes, and to the Other Purchasers; it being understood that delivery to the Purchaser of a copy of the Company's Form 10-K as filed with the Commission respecting such fiscal year shall fulfill the obligations of the Company with respect to this subdivision (b);

            (c) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available generally by the Company to its public security holders, if any, of all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Company or any Subsidiary with any securities exchange or with the Commission or any governmental authority succeeding to any of its functions; and

            (d) with reasonable promptness, such other information and data with respect to the Company or any of its Subsidiaries as from time to time may be reasonably requested.

         8. Inspection. The Company will permit any authorized representatives designated by the holders of a majority in aggregate principal amount outstanding of the VR Note, without expense to the Company, to visit and inspect any of the properties of the Company or any of its Subsidiaries, including its and their books of account, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all at such reasonable times during regular business hours and upon reasonable notice and as often as may be reasonably requested.

         9. Payment and Prepayment of Notes.

            9.1 Optional and Required Prepayments. The Company may, at its option, upon not less than 30 days prior written notice to you, prepay at any time all, or from time to time any part of, the VR Note, without premium, at a price equal to the principal amount to be so prepaid; provided, however, for purposes of this Section 9.1, any prepayment of less than all of the outstanding VR Note shall be deemed to be applied first to the payment of accrued but unpaid interest and then to the payment of the installments of principal in the order in which such installments are due.

            9.2 Maturity; Surrender, etc. In the case of each prepayment, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

        10. Business and Financial Covenants. The Company covenants that from the date of this Agreement through the Closing and thereafter so long as any of the Notes are outstanding:

            10.1 Payment of Principal and Interest. The Company will duly and punctually pay the principal of and interest on the VR Note in accordance with the terms of the VR Note and this Agreement. Interest on the VR Note may be paid by mailing checks for such interest payable to or upon the written order of the Person entitled thereto, at the address of such Person as it appears on the Note Register.

            10.2 Maintenance of Office or Agency. The Company will maintain in the Commonwealth of Pennsylvania, an office or agency where VR Notes may be presented or surrendered for payment, where VR Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Notes and this Agreement may be served. The Company will give prompt written notice to each holder of any change in the location of such office or agency. The initial office maintained by the Company for such purpose shall be the executive offices of the Company set forth on page 1 hereof.

            10.3 Corporate Existence. The Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and that of each Material Subsidiary and the rights (charter and statutory) and franchises of the Company and its Material Subsidiaries; provided, however, that the Company shall not be required to preserve any such right or franchise if the Board of Directors shall determine, before or following the termination thereof, that the preservation thereof is no longer desirable in the conduct of the business of the Company or any Material Subsidiary or that the loss thereof is not disadvantageous in any material respect to the holders of the Notes.

            10.4 Payment of Taxes and Other Claims. The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all taxes, assessments and governmental charges levied or imposed upon the Company or any Material Subsidiary or upon the income, profits or property of the Company or any Material Subsidiary, and (2) all lawful claims or indebtedness for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Material Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and the Company shall have set aside on its books adequate reserves, if appropriate, with respect thereto (segregated to the extent required by generally accepted accounting principles), and failure to pay is not prejudicial in any material respect to the holders of the VR Notes.

            10.5 Maintenance of Properties; Insurance. The Company will cause all properties used or useful in the conduct of its business or the business of the Company or any Material Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 10.5 shall prevent the Company from discontinuing the operation or maintenance of any of such properties, or disposing of any of them.

                  The Company will insure and keep insured, and will cause each Material Subsidiary to insure and keep insured, with reputable insurance companies, so much of their respective properties, to such an extent and against such risks (including fire), as companies engaged in similar businesses customarily insure properties of a similar character; or, in lieu thereof, in the case of itself or of any one or more of its Material Subsidiaries, the Company will maintain or cause to be maintained a system or systems of self-insurance which will accord with the approved practices of companies owning or operating properties of similar character and maintaining such systems, and, in such cases of self-insurance, will maintain or cause to be maintained an insurance reserve or reserves in adequate amounts.

            10.6 Waiver of Covenants. The Company may omit in any particular instance to comply with any covenant or condition set forth in Sections 10.2 through and including Section 10.7 hereof with respect to the VR Notes, if before or after the time for such compliance, the holders of a majority in aggregate principal amount of the VR Notes outstanding, as the case may be, shall either waive such compliance in such instance or generally waive compliance with such covenant or condition, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company in respect of such covenant or condition shall remain in full force and effect.

            10.7 Company May Consolidate, etc., Only on Certain Terms. The Company shall not consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any Person, unless:

                  (1) either the Company shall be the continuing corporation, or the corporation (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer the properties and assets of the Company substantially as an entirety shall be a corporation organized and existing under the laws of the United States of America or any State thereof or the District of Columbia and shall expressly assume, by an agreement supplemental hereto, the due and punctual payment of the principal of and interest on all the Notes and the performance of every covenant of this Agreement and the Notes on the part of the Company to be performed or observed;

                 (2) immediately after giving effect to such transaction, no Event of Default which has not been waived shall have occurred and be continuing; and

                 (3) the Company has delivered to the holder an Officers' Certificate and an Opinion of Counsel, each stating (the Opinion of Counsel to rely on the Officer's Certificate for factual matters) that such consolidation, merger, conveyance or transfer and such supplemental agreement comply with this Section 10.7 and that all conditions precedent herein provided for relating to such transaction have been complied with.

            10.8 Effect of Consolidation, etc. Upon any consolidation or merger or any conveyance or transfer of the properties and assets of the Company substantially as an entirety in accordance with Section 10.7, the successor corporation formed by such consolidation or into which the Company is merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if such successor corporation had been named as the Company herein, and thereafter the predecessor corporation shall be relieved of all obligations and covenants under the Agreement and the VR Notes and in the event of such conveyance or transfer any such predecessor corporation may be dissolved and liquidated.

        11. Registration, Transfer and Substitution of Notes.

            11.1 Note Register; Ownership of Registered Notes. The Company will keep at the office of its legal department a register (the "Note Register") in which the Company will provide for the registration of VR Notes and the registration of transfers of VR Notes. The Company may treat the Person in whose name any VR Note is registered on such Note Register as the owner thereof for the purpose of receiving payment of the principal of and interest on such Note and for all other purposes, whether or not such Note shall be overdue, and the Company shall not be affected by any notice to the contrary. All references in this Agreement to a "holder" of any VR Note shall mean the Person in whose name such VR Note is at the time registered on such register.

            11.2 Transfer and Exchange of Notes. Upon surrender of any Note for registration of transfer or for exchange to the Company at the office of its legal department, the Company at its expense will execute and deliver in exchange therefor a new Note or Notes of the same class in denominations of at least $1,000,000 (except one Note may be issued in a lesser principal amount if the unpaid principal amount of the surrendered Note is not evenly divisible by, or is less than, $1,000,000), as requested by the holder or transferee, which aggregate the unpaid principal amount of such surrendered Note. Each such new Note shall be dated so that there will be no loss of interest on such surrendered Note and otherwise of like tenor, and shall be registered in the name or names of such Person or Persons as such holder or transferee may request. Any Note in lieu of which any such new Note has been so executed and delivered shall not be deemed to be an outstanding Note for any purpose of this Agreement.

            11.3 Replacement of Notes. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Note and, in the case of any such loss, theft or destruction of any Note, upon delivery of an indemnity bond in such reasonable amount as the Company may determine (or, in the case of any Note held by you or another institutional holder or you or its nominee, of an indemnity agreement from you or such other holder reasonably satisfactory to the Company), or, in the case of any such mutilation, upon the surrender of such Note for cancellation to the Company at its principal office, the Company at its expense will execute and deliver, in lieu thereof, a new Note of the same class of like tenor, dated so that there will be no loss of interest on such lost, stolen, destroyed or mutilated Note. Any Note in lieu of which any such new Note of the same class has been so executed and delivered by the Company shall not be deemed to be an outstanding Note for any purpose of this Agreement.

        12. Payments on Notes.

            12.1 Place of Payment. Payments of principal, and interest becoming due and payable on the Notes shall be made at the principal office of the Company in Bensalem, Bucks County, Commonwealth of Pennsylvania, unless the Company, by written notice to each holder of any Notes, shall designate another address as its principal office in the Commonwealth of Pennsylvania, as such place of payment, in which case such principal office shall thereafter be such place of payment.

            12.2 Home Office Payment. So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in Section 12.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, and interest by the method and at the address specified for such purpose in the Note Register, or by such other method or at such other address as the holder shall have from, time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that any Note paid or prepaid in full shall be surrendered to the Company at its principal office or at the place of payment maintained by the Company pursuant to Section 12.1 for cancellation. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 11.2.

        13. Events of Default: Acceleration.

            13.1 Events of Default. "Event of Default," wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

                  (a) default in the payment of any interest upon any Note on the Extension Date, and continuance of such default for a period of 10 days after notice of default has been provided by any holder of outstanding Notes; or

                  (b) default in the payment of any installment of the principal of any Note on the Extension Date; or

                  (c) default in the performance, or breach, of any covenant of the Company in this Agreement (other than a covenant a default in the performance of which or the breach of which is elsewhere in this Section 13.1 specifically addressed) or the Notes and continuance of such default or breach for a period of 60 days after there has been given to the Company a written notice by the holder of any of the Notes specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder and, if such default or breach is curable, such additional period of time during which the Company shall be endeavoring diligently to cure the same; or

                  (d) if an event of default, as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of the Company or of any Subsidiary in excess of $1,000,000, whether such Indebtedness now exists or shall hereafter be created, shall happen and shall result in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, unless (i) such acceleration shall have been rescinded or annulled pursuant to the terms of such instrument or (ii) such Indebtedness shall have been discharged within a period of 30 days after such acceleration; provided, however, the term "Indebtedness," as used in this Section 13.1(e), shall not include Non-Recourse Indebtedness; or

                  (e) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Company or any Material Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or such Material Subsidiary under the Bankruptcy Law or any other applicable Federal or State law, or appointing a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Material Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

                  (f) the institution by the Company or any Material Subsidiary of proceedings to be adjudicated a bankrupt or insolvent, or the consent by any of the foregoing to the institution of bankruptcy or insolvency proceedings against it, or the filing by any of the foregoing of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Law or any other applicable Federal or State law, or the consent by any of the foregoing to the filing of such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of any of the foregoing or of any substantial part of its property, or the making by any of the foregoing of an assignment for the benefit of creditors, or the admission by any of the foregoing in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by any of the foregoing in furtherance of any such action.

            13.2 Remedies Upon Default. Upon the occurrence of any Event of Default described in subdivisions (e) and (f) of Section 13.1 the unpaid principal amount of and accrued interest on the Notes shall automatically become due and payable. Upon the occurrence, and during the continuance, of any other Event of Default, any holder or holders (other than the Company or any of its Subsidiaries) of a majority in aggregate principal amount of any VR Notes at the time outstanding may at any time (unless all defaults shall theretofore have been remedied) at its or their option, by written notice or notices to the

Company, declare all the VR Notes, to be due and payable, whereupon the same shall forthwith mature and become due and payable, together with interest accrued thereon, in either case without presentment, demand, protest or notice, all of which are hereby waived provided that during the continuance of an Event of Default described in subdivision (a) or (b) of Section 13.1, then, irrespective of whether the holder or holders of a majority in aggregate principal amount of the VR Notes then outstanding shall have declared all of the VR Notes of such class to be due and payable pursuant to this Section 13.2, any holder of the Notes may, at its option, by notice in writing to the Company, declare the Notes then held by such holder to be due and payable, whereupon the Notes then held by such holder shall forthwith mature and become due and payable, together with interest accrued thereon, without presentment, demand, protest or notice, all of which are hereby waived.

            At any time after the principal of, and interest accrued on, all the Notes are declared due and payable, the holders of not less than a majority in aggregate principal amount of the Notes of such class then outstanding (excluding any Notes owned by the Company or any of its Subsidiaries), by written notice to the Company may rescind and annul any such declaration and its consequences if (x) the Company has paid all overdue interest on such Notes, the principal of any Notes which have become due otherwise than by reason of such declaration, and interest on such overdue principal and (to the extent permitted by applicable law) any overdue interest in respect of such Notes at the rate of interest provided in such Notes in respect of overdue interest, (y) all Events of Default, other than non-payment of amounts which have become due solely by reason of such declaration, and all conditions and events which constitute Events of Default have been cured or waived, pursuant to Section 18, and (z) no judgment or decree has been entered for the payment of any monies due or foreclosure pursuant to the Notes or this Agreement; but no such rescission and annulment shall extend to or affect any subsequent Event of Default or impair any right consequent thereon.

        14. Enforcement. In case any one or more Events of Default shall occur and be continuing, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in such Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise. In case of a default in the payment of any principal of, or interest on any Note, the Company will pay to the holder thereof such further amount as shall be sufficient to cover the cost and expenses of collection, including, without limitation, reasonable attorneys' fees, expenses and disbursements. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

        15. Definitions. As used herein the following terms have the following respective meanings:

            "Agreement" means this instrument as originally executed or as it may from time to time be supplemented or amended.

            "Applicable Grace Date" means the tenth calendar day following each Interest Target Date and VR Principal Target Date.

            "Bankruptcy Law" means Title 11, U.S. Code or any similar Federal or State law for the relief of debtors.

            "Board of Directors" means either the board of directors of the Company or any duly authorized committee of that board.

            "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification.

            "Closing" has the meaning specified in Section 3.

            "Code" means the Internal Revenue Code of 1986, as amended from time to time.

            "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Securities Exchange Act of 1934, as amended, or any successor body perform the same or similar functions.

            "Common Stock" or "common stock" means, when used with reference to stock of the Company, the Common Stock of the Company presently authorized, par value $.10 per share, and any other stock into which such presently authorized stock may hereafter have been changed.

            "Company" means the Person named as the "Company" in the first paragraph of this Agreement and its assigns until a successor corporation shall have become such pursuant to the applicable provisions of this Agreement, and thereafter "Company" shall mean such successor corporation.

            "Cash Consideration" has the meaning specified in Section 2.

            "Custodian" means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

            "Event of Default" has the meaning specified in Section 13.1.

            "Extension Date" means the one hundred, eightieth (180th) day following each Interest Target Date and VR Principal Target Date.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            "Exhibit" has the meaning specified in Section 1.

            "Holder" or "holder' means a Person in whose name a Note is registered.

            "Indebtedness" means all indebtedness of the Company, a corporate Subsidiary or, to the extent set forth below, a partnership or joint venture whether outstanding on the date of the Agreement or thereafter created or incurred (a) for money borrowed, whether evidenced by bonds, notes or other written obligations or debentures or evidenced by a loan agreement or an indenture or similar agreement; (b) for money borrowed by others and assumed or guaranteed, directly or indirectly, by the Company, a corporate Subsidiary or a partnership or joint venture; (c) for deferrals, renewals, extensions or refundings of, and amendments to, any such Indebtedness; and (d) for purchase money obligations and obligations to public authorities as a result of their involvement in mortgage financing. Indebtedness of a partnership or joint venture shall be included, without duplication, for this purpose only to the extent of the Pro Rata Interest of the Company or a Subsidiary (other than such partnership or joint venture) therein.

            "Interest Target Date" means the last day of each calendar quarter, commencing on the first such date following the issuance of the VR Note.

            "Material Subsidiary" has the meaning specified in the definition of Subsidiary.

            "Maturity" when used with respect to any Note means the date on which all or a portion of the principal amount of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

            "Non-Recourse Indebtedness" means Indebtedness secured by a lien on property to the extent that the liability for such Indebtedness is limited to the security of the property without liability of the Company or any Subsidiary for any deficiency.

            "Note Consideration" has the meaning specified in Section 2.

            "Notes" has the meaning specified in Section 1.

            "Note Register" has the meaning specified in Section 11.1.

            "Notice of Default" has the meaning specified in Section 13.1(d).

            "Officer's Certificate" means a certificate signed by the Chairman of the Board, the President or any Vice President, and by the Treasurer, an Assistant Treasurer, the Controller, an Assistant Controller, the Secretary or an Assistant Secretary of the Company.

            "Opinion of Counsel" means a written opinion of counsel, who may (except as otherwise expressly provided in this Agreement) be counsel for the Company or who may be other counsel acceptable to (i) in the case of Section 10.7, the holders of a majority in principal amount of Notes then outstanding, and (ii) in the case of Section 6.1, the Company.

            "Outstanding" or "outstanding" when used with respect to Notes means, as of the date of determination, all Notes theretofore delivered under this Agreement, except:

                 (i) Notes theretofore cancelled by the Company or delivered to the Company for cancellation;

                 (ii) Notes or portions thereof for the payment or redemption of which money in the necessary amount has been theretofore segregated in trust by the Company for the Holders of such Notes; provided that, if such Notes or portions thereof are to be prepaid, notice of such prepayment has been duly given pursuant to this Agreement; and

                 (iii) Notes in exchange for or in lieu of which other Notes have been issued and delivered pursuant to this Agreement;

provided, however, that in determining whether the Holders of the requisite principal amount of the Outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver or taken any other action hereunder, Notes owned by the Company or any Subsidiary shall be disregarded and deemed not to be Outstanding. Notes so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes the pledgee's right so to act with respect to such Notes and that the pledgee is not the Company or any subsidiary.

            "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

            "Plans" has the meaning specified in Section 5.12.

            "Preferred Stock" or "preferred stock" as applied to any corporation, means shares of such corporation which shall be entitled to preference or priority over any other shares of such corporation in respect of either the payment of dividends or the distribution of assets upon liquidation.

            "Registered Form" has the meaning specified in Section 11.1.

            "Securities Act" has the meaning specified in Section 6.2.

            "Stated Maturity" when used with respect to any Note or any installment of interest thereon means the date specified in such Note as the fixed date on which all or a portion of the principal amount of such Note or such installment of interest is payable.

            "Subsidiary" means (i) any corporation of which at least a majority in interest of the outstanding stock having by the terms thereof voting power under ordinary circumstances to elect a majority of the directors of such corporation, irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency, is at the time, directly or indirectly, owned or controlled by the Company, or by one or more other corporations a majority in interest of such stock of which is similarly owned or controlled, or by the Company and one or more other corporations a majority in interest of such stock of which is similarly owned or controlled, and (ii) any Person (other than a corporation) in which the Company or any Subsidiary, directly or indirectly, has an interest entitling the Company or any Subsidiary to receive at least 50% of such person's income or an interest in at least 50% of such person's capital, or both. "Material Subsidiary," as of the date of determination thereof, means any Subsidiary having total assets on such date in excess of $15,000,000; provided, however, that Material Subsidiary shall include a Subsidiary if the Company or any Material Subsidiary guarantees, assumes or otherwise is or becomes liable for Indebtedness of such Subsidiary in excess of $15,000,000.

            "VR Principal Target Date" means the last day of each calendar quarter, commencing December 31, 1996.

            "VR Note" has the meaning specified in Section 1.

        16. Expenses, etc. The Company will pay all its expenses in connection with the consummation of the transactions under the Agreement and in connection with any amendments or waivers (whether or not the same become effective) under or in respect of this Agreement or the Notes, including, without limitation:

            (a) the cost and expenses of preparing and reproducing this Agreement, the Notes, of furnishing all opinions by counsel for the Company and all certificates on behalf of the Company, and of the Company's performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with;

            (b) the cost of delivering to your principal office, insured to your reasonable satisfaction, the Notes hereunder and any Notes delivered to you upon any substitution of Notes and of your delivering any Notes, insured to your reasonable satisfaction, upon any such substitution; and

            (c) the reasonable out-of-pocket expenses incurred by you, exclusive of counsel fees, in connection with such transactions and any such amendments or waivers.

The Company also will pay, and will save you and each holder of any Notes harmless from, all claims in respect of the fees, if any, of brokers and finders and any and all liabilities with respect to any taxes (including interest and penalties) (other than your taxes on income, personal property or revenues) which may be payable in respect of the execution and delivery of this Agreement, the issue of the Notes and any amendment or waiver under or in respect of this Agreement or the Notes.

        17. Survival of Representations and Warranties. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Company or you in connection with the transactions contemplated by this Agreement shall survive the execution and delivery of this Agreement, any investigation at any time made by the Company or you or on its or your behalf, the acquisition of the Notes by you under this Agreement and any disposition or payment of the Notes. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement or in connection with the transactions contemplated by this Agreement shall be deemed representations and warranties of the Company under this Agreement.

        18. Amendments and Waivers. Any term of this Agreement or of the Notes may be amended and the observance of any term of this Agreement or of the Notes may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of at least a majority in principal amount of the Notes at the time outstanding (excluding any Notes directly or indirectly owned by the Company or any of its Subsidiaries), provided, however, that, without the prior written consent of the holders of all of the Notes at the time outstanding (excluding any Notes owned by the Company or any of its Subsidiaries), no such amendment or waiver shall

            (a) change the fixed maturity or the principal amount of, or reduce the rate or extend payment of interest on, or change the amount or the time of payment of any principal payable on any prepayment of, any Note,

            (b) reduce the aforesaid percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver,

            (c) increase the percentage of the principal amount of the Notes the holders of which may declare the Notes to be due and payable as provided in Section 13,

            (d) decrease the percentage of the principal amount of the Notes the holders of which may rescind and annul any such declaration as provided in Section 13.2, or

            (e) amend the terms and conditions of this Section 18 or Section
        10.6 hereof.

Any amendment or waiver effected in accordance with this Section 18 shall be binding upon each holder of any Note at the time outstanding, each future holder of any Note and the Company.

        19. Notices, etc. Except as otherwise provided in this Agreement, notices and other communications under this Agreement shall be in writing and shall be mailed by registered or certified mail, return receipt requested, or delivered by nationally recognized overnight air carrier that requires a receipt against delivery or facsimile transmission addressed,

            (a) if to you, at the address set forth in the Note Register or at such other address as you shall have furnished to the Company in writing, except as otherwise provided in Section 12.2 with respect to payments on Notes held by you or your nominee, or

                  (b) if to any other holder of any Note, at such address as such other holder shall have furnished to the Company in writing, or, until any such other holder so furnishes to the Company an address, then to and at the address of the last holder of such Note who has furnished an address to the Company as set forth in the Note Register, or

                  (c) if to the Company, at its address set forth at the beginning of this Agreement, to the attention of its President or Treasurer, or with respect to matters arising under Section 12, at its address set forth at the beginning of this Agreement, to the attention of its General Counsel, or at such other address, or to the attention of such other officer, as the Company shall have furnished to you and each such other holder in writing.

Any notice so addressed and sent by such registered or certified mail, overnight air carrier or facsimile transmission shall be deemed to be given when so sent.

        20. Effectiveness. This Agreement shall become a binding agreement between you and the Company upon the execution and delivery hereof by you and the Company.

        21. Miscellaneous. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, personal representatives, successors and assigns of the parties hereto, whether so expressed or not, and, in particular, shall inure to the benefit of and be enforceable by any holder or holders at the time of the Notes or any part thereof. This Agreement and the Notes collectively embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof. This Agreement and the Notes shall be construed and enforced in accordance with and governed by the law of the Commonwealth of Pennsylvania. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

            If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterparts of this letter and return one of the same to the Company, whereupon this letter shall become a binding agreement between you and the Company as provided in Section 20.

                                      Very truly yours,

                                      FPA CORPORATION


                                      -----------------------------------------
                                      By:  Benjamin D. Goldman, President


The foregoing Agreement is hereby
agreed to as of the date hereof.



- --------------------------------
Jeffrey P. Orleans

THIS NOTE HAS BEEN ISSUED PURSUANT TO A NOTE PURCHASE AGREEMENT DATED AS OF AUGUST 1, 1996 (THE "AGREEMENT"), BETWEEN FPA CORPORATION AND THE ORIGINAL PURCHASER OF THE NOTE CONTAINING SUBSTANTIAL RESTRICTIONS ON TRANSFER AND ASSIGNMENT. IT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND CANNOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.

                                 FPA CORPORATION

                    Variable Rate Note Due September 30, 2000

                                                          Bensalem, Pennsylvania
$2,000,000.00                                                             , 1996

                  FOR VALUE RECEIVED, and intending to be legally bound hereby, FPA CORPORATION, a Delaware corporation (hereinafter referred to as the "Company") hereby promises to pay in lawful money of the United States to the order of JEFFREY P. ORLEANS (hereinafter referred to as "Holder"), the principal sum of TWO MILLION DOLLARS ($2,000,000), together with interest on the daily outstanding principal balance from time to time at a variable rate equal to two percent (2%) in excess of the "prime rate" as announced from time to time by CoreStates Bank, N.A. (the "Bank"). Each change in the interest rate applicable to this Note will take place on the same date as the change in the Bank's announced prime rate of interest becomes effective. Interest shall be computed on the basis of a 365/366 day year and the actual number of days elapsed. Accrued interest shall be payable not later than each Extension Date with respect to each Interest Target Date during the term of this Note until the obligation of the Company with respect to payment hereunder shall be discharged. To the extent not prohibited by law, if interest in respect of any Interest Target Date shall remain unpaid on the Applicable Grace Date, then interest shall thereafter accrue on such unpaid interest from the Applicable Grace Date until such interest is paid at a rate equal to three and one-half percent (3.5%) in excess of the "prime rate" announced from time to time by the Bank.

                  Principal shall be payable in equal quarterly installments of $125,000 each not later than each Extension Date with respect to each VR Principal Target Date, commencing December 31, 1996. The entire unpaid principal balance, plus all accrued and unpaid interest and other sums payable hereunder, shall be due and payable not later than the Extension Date with respect to the

VR Principal Target Date of September 15, 2000. To the extent not prohibited by law, if any principal payment due on any VR Principal Target Date shall remain unpaid on the Applicable Grace Date, then interest shall thereafter accrue on such unpaid principal payment until paid at a rate equal to three and one-half percent (3.5%) in excess of the "prime rate" announced from time to time by the Bank.

                  Payments of principal and interest shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debt by check mailed and addressed to the registered holder hereof at the address shown in the registrar maintained by the Company for such purpose, or, at the option of the holder hereof, in such manner and at such other place in the United States of America the holder hereof shall have designated to the Company in writing pursuant to the provisions of
Section 19 of the Agreement (as hereinafter defined).

                  Unless this Note has been executed by officers of the Company thereunto duly authorized by manual signature, this Note shall not be entitled to any benefit under the Agreement, or to be valid or obligatory for any purpose.

                  This Note is the VR Note issued by the Company under that certain Note Purchase Agreement (the "Agreement"), dated as of August 1, 1996, between the Company and the original purchaser hereof.

                  Reference is hereby made to the Agreement for a statement of the respective Events of Default, rights, limitations of rights, obligations, duties and immunities thereunder of the Company and the Holders of this Note. All terms used in this Note which are defined in the Agreement shall have the meanings assigned to them in the Agreement.

                  This Note is subject to prepayment at the option of the Company at any time on the terms and conditions and in the amounts as set forth in the Agreement. In the event of prepayment of this Note in part only, a new Note or Notes for the unredeemed portion hereof shall be issued in the name of the holder hereof upon the cancellation hereof.

                  The Agreement permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders of the VR Notes under the Agreement at any time by the Company with the consent of the holders of a majority in aggregate principal amount of the VR Notes at the time outstanding. The Agreement also contains provisions permitting the holders of specified percentages in aggregate principal amount of the VR Notes at the time outstanding, on behalf of the holders of all the VR Notes, to waive compliance by the Company with certain provisions of the Agreement and certain past defaults under the Agreement and their consequences. Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any
Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

                  No reference herein to the Agreement and no provision of this Note or of the Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

                  Prior to due presentment for registration of transfer, the Company, and any agent of the Company, may treat the Person in whose name this
Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

                  This Note shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

                  IN WITNESS WHEREOF, the Company has caused this Note to be duly executed under its corporate seal by the manual signatures, of its officers thereunto duly authorized all on the date first written above.

                               FPA CORPORATION


                               By:_____________________________________________
                                                  President

Attest:


- ---------------------
      Secretary

       (SEAL)

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